FOR IMMEDIATE RELEASE

Company Contacts:

Leah Bibbo Borland 512-340-4759 Leah.bibbo@borland.com	Julie Tangen Kulesa Public Relations 831-425-1083 julie@kulesapr.com

Borland Names Thomas Wilkas Chief Financial Officer

AUSTIN, Texas – March 13, 2009 – Borland Software Corporation (NASDAQ: BORL, www.borland.com), the global leader in Open Application Lifecycle Management (ALM), today announced the appointment of Thomas Wilkas as the company’s new chief financial officer. Mr. Wilkas brings to Borland more than 20 years of experience leading financial operations for global companies in the technology, consumer products and manufacturing industries.

Effective March 16, 2009, Mr. Wilkas will direct Borland’s finance and accounting organization. He takes the role from Erik Prusch, who will continue as Borland’s acting president and CEO. Mr. Prusch had served as Borland’s chief financial officer since joining the company in 2006, and he was appointed as acting president and CEO in January 2009.

“Tom has an outstanding track record successfully managing large-scale financial operations through times of transition,” said Erik Prusch, acting president and CEO of Borland. “He is a fantastic addition to our team, and he has the experience we need as we continue our efforts to reduce expenses and achieve sustainable profitability.”

Mr. Wilkas joins Borland from PSAV Presentation Services, a global provider of technology to the hospitality and event industries, where he served as senior vice president and CFO. Prior to PSAV, Mr. Wilkas was senior vice president and CFO at Solucient, a privately held healthcare technology solutions provider. Before joining Solucient in 2003, Mr. Wilkas was executive vice president and CFO for Huhtamaki Americas, Inc., a subsidiary of a multinational consumer packaging company. Mr. Wilkas has also held finance management roles at US West, PepsiCo, and Anheuser-Busch.

“I am excited to join the Borland team,” said Mr. Wilkas. “The company has the right vision, a commitment to investing in innovation, and a team that is focused on execution in 2009.”

About Borland
Founded in 1983, Borland (NASDAQ: BORL) is the leading vendor of Open Application Lifecycle Management (ALM) solutions – open to customers’ processes, tools and platforms – providing the flexibility to manage, measure and improve the software delivery process. To learn more about maximizing the business value of software, visit http://www.borland.com.

Safe Harbor Statement
This release contains “forward-looking statements” as defined under the U.S. Federal Securities Laws, including the Private Securities Litigation Reform Act of 1995 and is subject to the safe harbors created by such laws. Forward-looking statements may relate to, but are not limited to, financial performance and our ability to reduce costs and our ability to effectively execute our business in 2009. Such forward-looking statements are based on current expectations that involve a number of uncertainties and risks that may cause actual events or results to differ materially. Factors that could cause actual events or results to differ materially include, among others, the following: rapid technological change that can adversely affect the demand for Borland products and services, shifts in customer demand, shifts in strategic relationships, delays in Borland’s ability to deliver its products and services, software errors or announcements by competitors. These and other risks may be detailed from time to time in Borland periodic reports filed with the Securities and Exchange Commission, including, but not limited to, its latest Annual Report on Form 10-K and its latest Quarterly Report on Form 10-Q, copies of which may be obtained from www.sec.gov. Borland assumes no obligation to update its forward-looking statements. Information contained in our website is not incorporated by reference in, or made part of this press release.